ALLIOTT AGCA, Inc. Certified Public Accountants
Member of Alliott Group, a worldwide alliance of independent firms
411 E. Huntington Drive, Suite 308, Arcadia, CA 91006 • Website: www.agcacpa.com
• Phone: (626) 446-4000 • Fax: (626) 446-4002 • E-mail: info@agcacpa.com

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation of our report dated March 24, 2010 on audit of consolidated financial statements of Pansoft Company Limited and subsidiaries for the six months ended June 30, 2009 in the Transition Report on Form 20-F of Pansoft Company Limited for the six months ended June 30, 2009 to be filed on or about March 24, 2010.

AGCA, Inc.

Arcadia, California
March 24, 2010